                         INVESTMENT MANAGEMENT AGREEMENT



      Agreement made this 23rd day of February, 1993 between American Odyssey Funds, Inc., a Maryland corporation (the "Series Fund"), and American Odyssey Funds Management, Inc., a New Jersey corporation (the "Manager") and amended effective May 1, 1997.

      WHEREAS, the Series Fund is a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, the Series Fund is currently divided into six separate series (each a "Fund"), each of which is established pursuant to a resolution of the Board of Directors of the Series Fund, and the Series Fund may in the future add additional Funds; and

      WHEREAS, the Series Fund desires to retain the Manager to render, or contract to obtain as hereinafter provided, investment advisory services to the Series Fund and also to avail itself of the facilities available to the Manager with respect to the administration of the Series Fund's day to day business affairs; and

      WHEREAS, the Manager is willing to render such investment advisory and administrative services;

      NOW, THEREFORE, the parties agree as follows:

      1. The Series Fund hereby appoints the Manager to act as manager of the Series Fund and administrator of its business affairs for the period and on the terms set forth in this Agreement. The Manager accepts such appointment and agrees to render the services described below for the compensation provided in paragraph 9. The Manager is authorized to enter into Subadvisory agreements for investment advisory services in connection with the management of each of the Funds of the Series Fund (the "Subadvisory agreements"), provided that no such contract shall be made until it has been approved by the Board of Directors of the Series Fund and, to the extent required by the 1940 Act, ratified by the shareholders of the Series Fund. The Series Fund shall be a party to each such agreement. Any such agreement may be entered into by the Manager on such terms and in such manner as may be permitted by the 1940 Act and the rules thereunder. The Manager will continue to have supervisory responsibility for all investment advisory services furnished pursuant to any such Subadvisory agreements. The Manager will review the performance of all Subadvisers, determine the allocation of assets among the Subadvisers, and make recommendations to the Board of Directors with respect to the retention and renewal of such Subadvisory agreements.

      2. Subject to the supervision of the Board of Directors and, subject to paragraph 1 hereof, the Manager shall manage the operations of the Series Fund and each Fund thereof. More particularly:

            (a) The Manager, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Articles of Incorporation, By-Laws, Prospectus, and Statement of Additional Information of the Series Fund and with the instructions and directions of the Board of Directors of the Series Fund and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations.

            (b) The Manager will monitor the performance of each of the Subadvisers and will be generally responsible for their activities. The Manager shall meet periodically with each Subadviser to review and agree upon its current investment strategies and programs in the light of anticipated cash flows. The Manager shall periodically provide the Board of Directors with evaluations of the performance of the Subadvisers and shall make recommendations concerning the renewal or termination of the Subadvisory contracts.

            (c) For any Fund with more than one Subadviser, the Manager is authorized to determine the allocation of Fund assets among the Subadvisers.

            (d) The Manager shall provide the Board of Directors of the Series Fund such periodic and special reports as the Board may reasonably request.

            (e) The Manager shall be responsible for the financial and accounting records maintained by the Series Fund, other than those being maintained by the Series Fund's custodian or accounting services agent.

            (f) The Manager shall provide, or cause to be provided, to the Series Fund's custodian on each business day all information relating to the transactions in the securities owned, purchased, or sold by each Fund.

            (g) The Manager shall provide such staff assistance as the Board of Directors of the Series Fund shall reasonably request in connection with the conduct of meetings of the Board and otherwise.

            (h) The investment management services of the Manager to the Series Fund under this Agreement are not to be deemed exclusive, and the Manager shall be free to render investment advisory services to others.

      3. The Series Fund has delivered to the Manager copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

            (a) The Articles of Incorporation of the Series Fund, as filed with the Secretary of State of Maryland;

            (b) The By-Laws of the Series Fund;

            (c) Certified resolutions of the Board of Directors of the Series Fund authorizing the appointment of the Manager and approving the form of this Agreement;

            (d) The Notification of Registration of the Series Fund under the 1940 Act on Form N-8A as filed with the Securities and Exchange Commission (the "Commission");

            (e) The Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A (the "Registration Statement"), as filed with the Commission relating to the Series Fund and shares of the Series Fund and all amendments thereto; and

            (f) The Prospectus and Statement of Additional Information of the Series Fund as currently in effect and as amended or supplemented from time to time.

      4. The Manager shall authorize and permit any of its directors, officers, and employees who may be elected as members of the Board of Directors or officers of the Series Fund to serve in the capacities in which they are elected. All services to be furnished by the Manager under this Agreement may be furnished through the medium of any such directors, officers, or employees of the Manager.

      5. The Manager shall keep the Series Fund's books and records required to be maintained by it pursuant to paragraph 2 hereof. The Manager agrees that all records which it maintains for the Series Fund are the property of the Series Fund and it will surrender promptly to the Series Fund any such records upon the Series Fund's request, provided however that the Manager may retain a copy of such records. The Manager further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act (or any successor provision) any such records as are required to be maintained by the Manager pursuant to paragraph 2 hereof.

      6. During the term of this Agreement, the Manager shall pay the following expenses:

            (i) the salaries and expenses of all personnel of the Series Fund and the Manager except the fees and expenses of members of the Board of Directors who are not interested persons of the Series Fund, as that term is defined in the 1940 Act;

            (ii) all expenses incurred by the Manager or by the Series Fund in connection with managing the ordinary course of the Series Fund's business, other than those stated below that will be paid by the Series Fund;

            (iii) the costs and expenses payable pursuant to any Subadvisory agreements; and

            (iv) expenses incurred in connection with meetings of the Board of Directors of the Series Fund, including such staff assistance as the Board shall reasonably request, but not including the fees and expenses of directors of the Series Fund who are not interested persons of the Series Fund, as that term is defined in the 1940 Act.

      7.    The Fund will pay the expenses described below:

            (a) the fees and expenses incurred by the Series Fund in connection with the management of the investment and reinvestment of each Fund's assets;

            (b) brokers' commissions and any issue or transfer taxes chargeable to the Series Fund in connection with its securities, options, and futures transactions;

            (c) the fees and expenses of directors of the Series Fund who are not interested persons of the Series Fund, as that term is defined in the 1940 Act;

            (d) the fees and expenses of the Series Fund's custodian(s) or accounting services agent(s) that relate to (i) the custodial function and the recordkeeping connected therewith, (ii) preparing and maintaining the general accounting records of the Series Fund (other than those relating to the shares and shareholder accounts of the Series Fund) and the providing of any such records to the Manager useful to the Manager in connection with the Manager's responsibility for the accounting records of the Series Fund pursuant to Section 31 of the 1940 Act and the rules promulgated thereunder, and (iii) the pricing of the shares of the Series Fund, including the cost of any pricing service or services which may be retained pursuant to the authorization of the directors of the Series Fund;

            (e) the charges and expenses of legal counsel and independent accountants for the Series Fund;

            (f) all taxes and corporate fees payable by the Series Fund to federal, state, and other governmental agencies;

            (g) the fees of any trade associations of which the Series Fund may be a member;

            (h) the cost of fidelity, directors and officers, and errors and omissions insurance;

            (i) the fees and expenses involved in registering and maintaining registration of the Series Fund and of its shares with the Commission, and qualifying its shares, to the extent required, under state securities laws, including the preparation and printing of the Series Fund's registration statements, prospectuses and statements of additional information for filing under federal and state securities laws;

            (j) communications expenses with respect to investor services and expenses of preparing, printing, and mailing reports to shareholders in the amount necessary for distribution to the shareholders;

            (k) all expenses incurred in connection with the holding of shareholder meetings; and

            (l) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Series Fund's business.

      8. In the event the expenses of the Series Fund for any fiscal year (including the fees payable to the Manager but excluding interest, taxes, brokerage commissions and litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Series Fund's business) exceed the lowest applicable annual expense limitation established and enforced pursuant to the statute or regulations of any jurisdictions in which shares of the Series Fund are then qualified for offer and sale, the compensation due the Manager will be reduced by the amount of such excess, and, if such reduction exceeds the compensation payable to the Manager, the Manager will pay to the Series Fund the amount of such reduction which exceeds the amount of such compensation.

       9. For the services provided and the expenses assumed pursuant to this Agreement, the Series Fund will pay to the Manager as full compensation therefor a fee at the annual rate or rates of each Fund's average daily net assets set forth below. This fee will be computed daily and will be paid to the Manager monthly as of the first business day of the next succeeding calendar month. Any reduction in the fee payable and any payment by the Manager to the Fund pursuant to paragraph 8 shall be made monthly. Any such reductions or payments are subject to readjustment during the year.

                         Annual rate as a
                           percentage of         Annual rate as a
                        average daily net         percentage of
                            assets up to        average daily net
                          and including            assets over
Fund                       $100 million            $100 million
----                    -----------------       ---------------

American Odyssey              0.60%                    0.55%
  Core Equity Fund

American Odyssey              0.50%                    0.40%
   Short-Term Bond Fund

                              *     *     *     *

American Odyssey
  Emerging Oppor-
  tunities Fund:        -     annual rate of 0.75% as a percentage of
                              average daily net assets allocated to Cowen &
                              Co. up to and including $50 million; plus
                        -     annual rate of 0.70% as a percentage of average
                              daily net assets allocated to Cowen & Co. over $50 million and up to and including $100 million; plus
                        -     annual rate of 0.65% as a percentage of average
                              daily net assets allocated to Cowen & Co. over $100 million; plus
                        -     annual rate of 0.65% as a percentage of average
                              daily net assets allocated to Wilke/Thompson
                              Capital Management, Inc. ("Wilke/Thompson") up to and including $100 million; plus
                        -     annual rate of 0.55% as a percentage of average
                              daily net assets allocated to Wilke/Thompson
                               over $100 million.

American Odyssey
  International
  Equity Fund:          -     annual rate of 0.70% as a
                              percentage of average daily net assets up to and including $50 million; plus
                        -     annual rate of 0.65% as a percentage of average
                              daily net assets over $50 million and up to and including $100 million; plus
                        -     annual rate of 0.55% as a percentage of daily
                              net assets over $100 million.


American Odyssey
  Long-Term
  Bond Fund:            -     annual rate of 0.50% as a
                              percentage of average daily net assets up to and including $250 million; plus
                        -     annual rate of 0.40% as a percentage of average
                              daily net assets over $250 million.


American Odyssey
  Intermediate-
  Term Bond Fund        -     annual rate of 0.50% as a percentage of
                              average daily net assets up to and including
                              $100 million; plus
                        -     annual rate of 0.45% as a percentage of average
                              daily net assets over $100 million and up to and including $200 million; plus
                        -     annual rate of 0.40% as a percentage of average
                              daily net assets over $200 million.

      10. The Manager shall not be liable for any loss suffered by the Series Fund as the result of any negligent act or error of judgment of the Manager in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. The Series Fund shall indemnify the Manager and hold it harmless from all cost, damage and expense, including reasonable expenses for legal counsel, incurred by the Manager resulting from actions for which it is relieved of responsibility by this paragraph. The Manager shall indemnify the Series Fund and hold it harmless from all cost, damage and expense, including reasonable expenses for legal counsel, incurred by the Series Fund resulting from actions for which the Manager is not relieved of responsibility by this paragraph.

      11. The words "American Odyssey" and the design set forth in Appendix A hereto (the "Design") are service marks of the Manager. The Manager hereby grants to the Series Fund a license to use the words "American Odyssey" in the Series Fund's corporate name, "American Odyssey Funds, Inc.," and a license to use the words "American Odyssey" and the Design in connection with the Series Fund's operations as an investment company. This license is granted on a royalty-free basis. The Manager retains the right to use, or license the use of, the words "American Odyssey" and any derivative thereof, as well as the Design, in connection with any other business enterprise. If the holders of the outstanding voting securities of any Fund fail to approve this Agreement, or if at any time after such approval the Manager ceases to be investment manager of any Fund, the Manager shall have the absolute right to terminate the license herein granted forthwith upon written notice to the Series Fund. Upon termination of the license herein granted, the Series Fund shall immediately change its corporate name to one which does not include the words "American Odyssey" or any derivative thereof, and will discontinue all use by it of the words "American Odyssey," the Design or anything resembling the Design, in connection with its business. The terms of the license herein granted shall inure to the benefit of and be binding upon any successors or assigns of the Series Fund or the Manager.

      12. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Series Fund without the payment of any penalty, by the Board of Directors of the Series Fund or by vote of a majority of the Series Fund's outstanding voting securities (as defined in the 1940 Act), or by the Manager at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

      13. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Manager who may also be a director, officer, or employee of the Series Fund to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit or restrict the right of the Manager to engage in any other business or to render services of any kind to any other corporation, firm, individual, or association.

      14. Except as otherwise provided herein or authorized by the Board of Directors of the Series Fund from time to time, the Manager shall for all purposes herein be deemed to be an independent contractor and shall have no authority to act for or represent the Series Fund in any way or otherwise be deemed an agent of the Series Fund.

      15. During the term of this Agreement, the Series Fund agrees to furnish the Manager at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Series Fund or the public, which refer in any way to the Manager, prior to use thereof and not to use such material if the Manager reasonably objects in writing within five business days (or such other time as may be mutually agreed) after receipt thereof. In the event of termination of this Agreement, the Series Fund will continue to furnish to the Manager copies of any of the above mentioned materials which refer in any way to the Manager. Sales literature may be furnished to the Manager hereunder by first class mail, overnight delivery service, facsimile transmission equipment, or hand delivery. The Series Fund shall furnish or otherwise make available to the Manager such other information relating to the business affairs of the Series Fund as the Manager at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

      16. This Agreement may be amended by mutual consent, but the consent of the Series Fund must be obtained in conformity with the requirements of the 1940 Act.

      17. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by certified or registered mail, return receipt requested and postage prepaid, (1) to American Odyssey Funds Management, Inc. at Two Tower Center, East Brunswick, NJ 08816,
Attention: Secretary; or (2) to American Odyssey Funds, Inc. at Two Tower Center, East Brunswick, NJ 08816, Attention: President.

      18. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

      19. This Agreement may be executed in two or more counterparts, which taken together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.



                              AMERICAN ODYSSEY FUNDS, INC.


/s/ Lori M. Renzulli          By:  /s/ Paul S. Feinberg
--------------------------         -----------------------------
Witness Lori M. Renzulli           Paul S. Feinberg
        Assistant Secretary        Senior Vice President






                              AMERICAN ODYSSEY FUNDS MANAGEMENT, INC.


/s/ Lori M. Renzulli          By:  /s/ Paul S. Feinberg
--------------------------         -----------------------------
Witness Lori M. Renzulli           Paul S. Feinberg
        Assistant Secretary        Senior Vice President